EXHIBIT 3.1


                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                OF ZHONGPIN INC.

        (Pursuant to Section 242 of the Delaware General Corporation Law)


         Zhongpin Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         1. The name of the Corporation is Zhongpin Inc. (the "CORPORATION").

         2. That the original Certificate of Incorporation of the Corporation, as subsequently amended, was filed on February 4, 2003 (the "CERTIFICATE OF INCORPORATION").

         3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article "FOURTH" thereof and replacing it with the following:

            "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred twenty-five million (125,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock, par value $.001 per share without cumulative voting rights and without preemptive rights, and twenty-five million (25,000,000) shares shall be Preferred Stock, par value $.001 per share.

            The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors."

         4. The foregoing amendment was duly approved by the Board of Directors and recommended to be adopted by the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law, and was adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this __ day of __________, 2007.

                                            ZHONGPIN INC.

                                            By:
                                               ---------------------------------
                                            XIANFU ZHU
                                            Chief Executive Officer, Chairman